MAYTAG CORPORATION

                                  Exhibit 10(b)

                         Executive Severance Agreements.


The following executives are covered under this severance agreement:

                                   Kent Baker
                                    Bill Beer
                                 Larry Blanford
                                  Ron Caldwell
                                  Terry Carlson
                                   Bob Downing
                                  Jerome Davis
                                   John Dupuy
                                    Ed Graham
                                   Len Hadley
                                   Greg Jordan
                                  Keith Minton
                                    Carl Moe
                                  Jon Nicholas
                                 Charles Peters
                                 Jerry Pribanic
                                   Dave Urbani
                                   Lloyd Ward
                                Ed Wojciechowski
                                   Steven Wood

                          EXECUTIVE SEVERANCE AGREEMENT



     THIS AGREEMENT is made the ___ day of ________, 199_, by and between Maytag Corporation, a Delaware corporation (the "Company"), and ____________________ (the "Executive").

                                    RECITALS

     A. The Board of Directors of the Company has approved the Company en-tering into severance agreements with such executives of the Company and its subsidiaries as is determined by the Chairman and Chief Executive Officer.

     B. Should the Company receive or learn of any proposal by a third person about a possible business combination with the Company or the acquisition of its equity securities, the Board considers it imperative that the Company be able to rely upon the Executive to continue in his or her position. This to the end that the Company be able to receive and rely upon the Executive's advice concerning the best interests of the Company and its stockholders, without concern that person might be distracted by the personal uncertainties and risks created by such a proposal.

     C. Should the Company receive any such proposals, in addition to the Executive's regular duties, he or she may be called upon to assist in the assessment of such proposals, advise management and the Board as to whether such proposals would be in the best interests of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate.

                                    AGREEMENT

     NOW, THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of that person's advice and counsel notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree that the Executive Severance Agreement described above be amended and restated in its entirety as follows:

     A. Should a third person, in order to effect a change of control (as defined), begin a tender or exchange offer, circulate a proxy to stockholders or take other steps, the Executive agrees that he or she will not voluntarily leave the employ of the Company, and will render the services contemplated in the recitals to this agreement, until the third person has abandoned or terminated his efforts to effect a change of control or until a change of control has occurred.

     B. Should the Executive's employment with the Company or its subsidiaries terminate for any reason (either voluntary or involuntary, other than because of death, disability or normal retirement) within three (3) years after a change of control of the Company the following will be provided:

     1. "Lump Sum Cash Payment." On or before the Executive's last day of employment with the Company or its subsidiaries, or as soon thereafter as possible, the Company will pay to the Executive as compensation for services rendered, a lump sum cash amount (subject to the usual withholding taxes) equal to (A) three times the sum of (1) the Executive's annual salary at the rate in effect immediately prior to the change of control and (2) the maximum annual

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incentive bonus opportunity provided by the Plan and any discretionary bonus declared for the year in which the change of control occurred, or the preceding year if not established plus (B) an amount equal to the compensation (at the Executive's rate of pay in effect immediately prior to the change of control) payable for any period for which the Executive could have, immediately prior to the date of his termination of employment, been on vacation and received such compensation, for unused and accrued vacation benefits determined under the Company's vacation pay plan or program covering the Executive immediately prior to the change of control. If the time from the Executive's last day of employment with the Company or its subsidiaries to the Executive's 65th birthday is less than 36 months, there shall be a proportionate reduction of the payment computed under clause (A) of the preceding sentence.

     2. "Salaried and Supplemental Executive Retirement Plans." The Execu-tive shall be paid a monthly retirement benefit, in addition to any benefits received under the Salaried Retirement Plans maintained by the Company or its subsidiaries, including The Maytag Corporation Salaried Retirement Plan and any Supplemental Executive Retirement Plan, such benefit to commence on the first to occur of (a) the commencement of payment of benefits under the Maytag Corporation Salaried Retirement Plan or (b) attainment of age 65, but not prior to three (3) years following the date of termination of employment or age 65, whichever first occurs, such benefit to be an amount equal to the excess of (i) the aggregate benefits under such Salaried Retirement Plans to which the Executive would be entitled if he or she remained employed by the Company or its subsidiaries, for an additional period of three (3) years or until his or her 65th birthday, whichever is earlier, at the rate of annual compensation specified herein; over (ii) the benefits to which the Executive is actually entitled under such Salaried Retirement Plans.

     3. "Life, Dental, Vision, Health and Long Term Disability Coverage." The Executive's participation in, and entitlement to, benefits under: (i) the life insurance plan of the Company; (ii) all the health insurance plan or plans of the Company or its subsidiaries, including but not limited to those providing major medical and hospitalization benefits, dental benefits and vision benefits; and (iii) the Company's long-term disability plan or plans; as all such plans existed immediately prior to the change of control shall continue as though he or she remained employed by the Corporation or its subsidiaries for an additional period of three (3) years or until the obtainment of such coverages with another employer, whichever is earlier. To the extent such participation or entitlement is not possible for any reason whatsoever, equivalent benefits shall be provided.

     4. Participation in Employee Benefit Plans. After termination of em-ployment, the Executive shall continue to participate in the Salaried Retirement Plans as contemplated above. The Executive's participation in any other savings, capital accumulation, retirement, incentive compensation, profit sharing, stock option, and/or stock appreciation rights plans of the Company or any of its subsidiaries shall continue only through the last day of his or her employment. Any terminating distributions and/or vested rights under such plans shall be governed by the terms of those respective plans. Furthermore, the Executive's participation in any insurance plans of the Company and rights to any other fringe benefits shall, except as otherwise specifically provided in such plans or Company policy, terminate as of the close of the Executive's last day of employment, except to the extent specifically provided to the contrary in this agreement.

     5. "Incentive Plans." In addition to the payments required by paragraph 1 of this Section, the Company shall pay to the Executive as compensation for

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services rendered cash in an amount equal to the maximum amount which could be payable to the Executive under any and all incentive compensation plans in which the Executive is a participant or under which the Executive holds any outstanding award as of the day prior to the change of control. To the extent that any such award is represented by restricted shares of stock of the Company, the Executive's such cash payment shall include an amount equal to the aggregate value of such shares determined as of the day of the change of control. Any payment due pursuant to this paragraph 5 shall be paid at the same time as the amount payable pursuant to paragraph 1 of this Section.

     6. "Reimbursement for Loss on Sale of Principal Residence." If on the date of the change of control the Executive shall own a private residence within Jasper County, Iowa (the "Executive's residence"), the Executive shall be paid an amount equal to the excess, if any, of the amount by which the greater of (i) the "aggregate purchase price" (as defined below) of the Executive's residence and (ii) the "change of control market value" (as defined below) of the Executive's residence, over the amount realized by the Executive upon the sale of such residence. Any amount payable to the Executive under this agreement shall be paid to the Executive on the date on which the Executive's residence is sold in a bona fide transaction with an unrelated party. Notwithstanding the foregoing, if the Executive's residence shall not be sold within 6 months after the date on which the Executive's residence is first offered for sale, the Company shall purchase the Executive's residence from the Executive for a cash amount equal to the "change of control market value" of the Executive's residence. For purposes of this paragraph, the "aggregate purchase price" of the Executive's residence shall be the sum of the amount paid therefor plus the cost of any significant repairs such as the cost of siding, or roof repair or maintenance, incurred within the 5 year period ending on the date on which a change of control occurs, plus the cost of any improvements to such residence made by the Executive, the "amount realized" upon the sale of such residence shall be the net amount, after deduction for brokers' fees, title charges, transfer taxes and similar items, realized by the Executive upon the sale of the Executive residence and "change of control market value" shall mean the value of the Executive's residence on the date on which the change of control occurred, as determined by an independent appraiser selected by the Executive. The fees and expenses of such appraiser shall be paid by the Company.

     7. "Excise Tax-Additional Payment." (a) Notwithstanding anything in this agreement or any written or unwritten policy of the Company or its subsidiaries to the contrary, (i) if it shall be determined that any payment or distribution by the Company or its subsidiaries to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this agreement, any other agreement between the Company or its subsidiaries and the Executive or otherwise (a "Payment"), would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), or (ii) if the Executive shall otherwise become obligated to pay the Excise Tax in respect of a Payment, then the Company shall pay to the Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment.




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     (b) All determinations and computations required to be made under this paragraph B5, including whether a Gross-Up Payment is required under clause (ii) of paragraph B7(a) above, and the amount of any Gross-Up Payment, shall be made by the Company's regularly engaged independent certified public accountants (the "Accounting Firm"). The Company shall cause the Accounting Firm to provide detailed supporting calculations both to the Company and the Executive within 15 business days after such determination or computation is requested by the Executive. Any initial Gross-Up Payment determined pursuant to this paragraph B7 shall be paid by the Company or the subsidiary to the Executive within 5 days of the receipt of the Accounting Firm's determination. A determination that no Excise Tax is payable by the Executive shall not be valid or binding unless accompanied by a written opinion of the Accounting Firm to the Executive that the Executive has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company, its subsidiaries and the Executive, except to the extent the Executive becomes obligated to pay an Excise Tax in respect of a Payment. In the event that the Company or the subsidiary exhausts or waives its remedies pursuant to subparagraph 7B(c) and the Executive thereafter shall become obligated to make a payment of any Excise Tax, and if the amount thereof shall exceed the amount, if any, of any Excise Tax computed by the Accounting Firm pursuant to this subparagraph (b) in respect to which an initial Gross-Up Payment was made to the Executive, the Accounting Firm shall within 15 days after Notice thereof determine the amount of such excess Excise Tax and the amount of the additional Gross-Up Payment to the Executive. All expenses and fees of the Accounting Firm incurred by reason of this paragraph B7 shall be paid by the Company.

     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) give the Company any information reasonably requested relating to such claim,

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii) cooperate with the Company in good faith in order effectively to contest such claim,

          (iv) permit the Company to participate in any proceedings relating to such claim;

PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and

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penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subparagraph B7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company or the subsidiary shall determine; PROVIDED, HOWEVER, that if the Company or the subsidiary directs the Executive to pay such claim and sue for a refund, the Company or the subsidiary shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and FURTHER PROVIDED, that any extension of the statue of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, control of the contest by the Company or the subsidiary shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by the Executive of an amount advanced by the Company or the subsidiary pursuant to subparagraph B7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to compliance with the requirements of paragraph B7 by the Company or the subsidiary) promptly pay to the Company or the subsidiary the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company or the subsidiary pursuant to subparagraph B7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall off-set, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     C.  Definitions.

     1. "Change of Control." For purposes of this Agreement, "change of control" shall mean:
     (a) The acquisition by any individual, entity or group (within the meaning of Section 13 (d) (3) or 14 (d) (2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iii) any acquisition by any corporation pursuant to a

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transaction which complies with clauses (i), (ii) and (iii) of subsection (c) below; or

     (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of a least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     2. "Subsidiary". For purposes of this agreement, a "Subsidiary" shall mean any domestic or foreign corporation at least 20% of whose shares normally entitled to vote in electing directors is owned directly or indirectly by the Company or by other subsidiaries.

     D.  General Provisions.

     1. "No Guaranty of Employment." Nothing in this agreement shall be deemed to entitle the Executive to continued employment with the Company or its sub-sidiaries, and the rights of the Company to terminate the employment of the Executive shall continue as fully as if this agreement were not in effect, PROVIDED that any such termination of employment within three (3) years fol-

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lowing a change of control shall entitle the Executive to the benefits herein provided.

     2. "Confidentiality." The Executive shall retain in confidence any confi-dential information known to him concerning the Company and its business so long as such information is not publicly disclosed.

     3. "Payment Obligation Absolute." The Company's obligation to pay the Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against him, her or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. The Company waives all rights which it may now have or may hereafter have conferred upon it, by statute or otherwise, to terminate, cancel or rescind this agreement in whole or in part. Each and every payment made hereunder by the Company shall be final and the Company shall not seek to recover all or any part of such payment from the Executive or from whoever may be entitled thereto, for any reason whatsoever.

     4. "Indemnification." If litigation shall be brought to enforce or inter-pret any provision contained herein, the Company hereby indemnifies the Execu-tive for his or her reasonable attorney's fees and disbursements incurred in such litigation, and hereby agrees to pay prejudgment interest on any money judgment obtained by the Executive calculated by using the prevailing prime interest rate on the date that payment(s) to him or her should have been made under this agreement.

     5. "Successors". This agreement shall be binding upon and inure to the benefit of the Executive and his or her estate, and the Company and any suc-cessor of the Company, but neither this agreement nor any rights arising here-under may be assigned or pledged by the Executive.

     6. "Severability." Any provision in this agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     7. "Controlling Law". This agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware.

     IN WITNESS WHEREOF, the parties have executed this agreement on the date set out above.


                                               MAYTAG CORPORATION



                                        By ___________________________
                                           Leonard A. Hadley, CEO

                                             ___________________________
                                                        , Executive



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